Exhibit 99.1

Contact:	Jerome J. Gassen
President and Chief Executive Officer
(765) 529-2230

AMERIANA BANCORP REPORTS SECOND QUARTER 2015 NET INCOME

OF $278,000 OR $0.09 PER SHARE

NEW CASTLE, Ind. (July 24, 2015) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the second quarter of 2015 of $278,000, or $0.09 per basic and diluted share, compared with $603,000, or $0.20 per basic and diluted share, for the second quarter of 2014.

For the first six months of 2015, Ameriana recorded net income of $780,000, or $0.26 per basic and diluted share, compared with $1.3 million, or $0.45 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, “Earnings for the second quarter were down sharply from the year earlier quarter due to $407,000 in legal and investment banking fees, as well as other costs related to our recently announced merger with Muncie, Indiana-based First Merchants Corporation. We are excited about the opportunity to join the First Merchants family, and look forward to the Ameriana franchise becoming a part of one of the finest banking organizations in our market area.”

In late 2015, Ameriana Bank will open its first urban banking center in the Broad Ripple Meridian Kessler neighborhoods in Indianapolis. The Bank’s innovative approach combines high-tech amenities and neighborhood-centric branding and design strategies with the Bank’s continued dedication to deliver best-in-class service and financial expertise.

Gassen also commented that he was “very pleased with the Bank’s continuing success in loan portfolio growth, with an increase of $7.5 million, or 2.4% in the second quarter, bringing total growth for the first half of 2015 to $11.3 million. Although deposit growth was flat for the second quarter, we are up $10.5 million, or 2.8% for the first half of this year.” He added that “with our current strong commercial loan pipeline, we believe we are likely to experience additional loan portfolio growth in the third quarter.”

Ameriana’s net interest margin improved six basis points to 3.50% for the second quarter of 2015 compared with the first quarter of 2015, due primarily to growth in both the loan portfolio and investment securities portfolio that utilized funds previously earning a lower yield in overnight investments.

ASBI Reports Second Quarter 2015 Results

July 24, 2015

Total loans receivable of $331.3 million at June 30, 2015 represented an increase of $11.3 million, or 3.5%, from December 31, 2014, while total investment securities of $65.0 million represented an increase of $9.8 million from December 31, 2014. For the same six-month period, total deposits increased $10.5 million, or 2.8%, to $389.4 million at June 30, 2015.

The Bank’s allowance for loan losses was $3.9 million at June 30, 2015, basically unchanged from December 31, 2014. The allowance for loan losses at June 30, 2015 as a percentage of loans receivable and as a percentage of non-performing loans was 1.18% and 86.0%, respectively.

Ameriana Bancorp’s reported book value per common share increased $0.12 per share to $13.71 at June 30, 2015 from $13.59 at December 31, 2014. Ameriana Bancorp and Ameriana Bank exceeded all regulatory capital standards to be considered “well-capitalized” at June 30, 2015.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, the possibility of unforeseen events affecting the industry generally, uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, market disruptions and other effects of terrorist activities, and the ability to successfully complete the previously announced merger with First Merchants Corporation on the expected timeframe. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, including the section entitled “Risk Factors.” The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

ASBI Reports Second Quarter 2015 Results

July 24, 2015

AMERIANA BANCORP

Unaudited Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income	$4,278	$4,385	$8,447	$8,859
Interest expense	631	755	1,277	1,513

Net interest income	3,647	3,630	7,170	7,346
Provision for loan losses	—	150	105	300

Net interest income after provision for loan losses	3,647	3,480	7,065	7,046
Other income	1,513	1,383	3,072	2,747
Other expense	4,855	4,037	9,173	7,954

Income before income taxes	305	826	964	1,839
Income tax	27	223	184	507

Net income	$278	$603	$780	$1,332

Earnings per share:
Basic	$0.09	$0.20	$0.26	$0.45

Diluted	$0.09	$0.20	$0.26	$0.45

Weighted average shares outstanding:
Basic	3,027	2,992	3,024	2,991

Diluted	3,041	2,997	3,039	2,996

Dividends declared per share	$0.04	$0.02	$0.08	$0.04

Net interest margin (fully tax-equivalent basis)	3.50%	3.56%	3.47%	3.64%

ASBI Reports Second Quarter 2015 Results

July 24, 2015

AMERIANA BANCORP

Unaudited Financial Highlights (Continued)

(In thousands, except per share amounts)

	June 30, 2015	Dec. 31, 2014	June 30, 2014
Total assets	$480,789	$472,818	$474,440
Cash and cash equivalents	21,487	33,142	41,552
Interest-bearing time deposits	3,916	4,164	2,974
Investment securities held to maturity	17,141	7,082	2,346
Investment securities available for sale	47,820	48,084	52,035
Loans receivable	331,326	320,016	316,919
Allowance for loan losses	3,904	3,903	4,004

Loans, net	327,422	316,113	312,915
Allowance for loan losses as a percentage of loans receivable	1.18%	1.22%	1.26%
Non-performing loans	$4,542	$4,391	$4,572
Allowance for loan losses as a percentage of non-performing loans	86.0%	88.9%	87.6%
Deposits:
Non-interest-bearing	$67,711	$61,063	$57,622
Interest-bearing	321,692	317,884	319,613

	389,403	378,947	377,235
Borrowed funds	$42,810	$45,810	$50,810
Shareholders’ equity	41,529	41,052	39,576
Book value per share	13.71	13.59	13.22
Regulatory capital ratios for Ameriana Bank (A):
Tier 1 leverage capital ratio	9.41%	9.49%	9.44%
Common equity tier 1 risk-based capital ratio	13.44%	—	—
Tier 1 risk-based capital ratio	13.44%	14.38%	14.46%
Total risk-based capital ratio	14.62%	15.64%	15.72%

(A)	Ratios for June 30, 2015 were calculated under new Basel III capital rules.

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